UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  May 16, 2008

 Date of earliest event reported:  May 13, 2008

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Lone Oak Parkway
Eagan, Minnesota	55121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (612) 726-2111

Registrant’s Web site address:  www.nwa.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On May 13, 2008, Northwest Airlines, Inc. (“Northwest”), the principal operating subsidiary of Northwest Airlines Corporation (the “Company”), issued a press release announcing the departure of Neal S. Cohen as Executive Vice President — Strategy & International and Chief Executive Officer — Regional Airlines effective June 16, 2008.  In connection with his departure, Mr. Cohen will receive the severance payments and benefits provided for in his existing management compensation agreement.  Under the original terms of the previously granted restricted stock units and stock options held by Mr. Cohen (collectively, the “Stock Awards”), 50% of the unvested portion of the Stock Awards would vest upon termination of Mr. Cohen’s employment and the remaining 50% would be canceled.  In connection with Mr. Cohen’s resignation, however, the Company agreed that, notwithstanding the termination of Mr. Cohen’s employment, (i) the remaining unvested portion of the Stock Awards will continue to vest during Mr. Cohen’s lifetime in equal installments on the vesting dates provided for under the original terms of the Stock Awards, (ii) Mr. Cohen’s outstanding Stock Awards will vest automatically upon a change of control, and (iii) in the event the Company’s pending merger with Delta Air Lines, Inc. is consummated, Mr. Cohen will have up to three years following the merger to exercise his outstanding stock options and if the merger agreement with Delta is terminated without the merger having occurred, he will have ninety (90) days after the termination of the merger agreement to exercise his vested stock options and ninety (90) days after the vesting of each remaining installment to exercise such stock options. All of the remaining terms and conditions of the Stock Awards will continue in effect as set forth in the award documentation pertaining to such Awards.

A copy of the press release is attached as Exhibit 99 and is incorporated herein by reference.

Item 9.01(d).	Exhibits

Exhibit 99.1	Press Release dated May 13, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated:  May 16, 2008